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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
EMS TECHNOLOGIES, INC.

We consent to incorporation by reference in the registration statements on Forms S-8 (Nos. 2-76455, 33-50528, 333-20843, 333-32425, 333-35842, 333-86973 and
333-74770) and S-3 (Nos. 333-61796, 333-66646 and 333-87160) of EMS
Technologies, Inc. of our reports dated February 20, 2003, relating to the consolidated balance sheets of EMS Technologies, Inc. and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of earnings, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2002, and the related schedule, which reports appear in the December 31, 2002 annual report on Form 10-K of EMS Technologies, Inc.

In our reports specified above, we state that we did not audit the financial statements of EMS Technologies Canada, Ltd., a wholly-owned subsidiary, which statements were audited by other auditors whose report has been furnished to us. Our opinion, insofar as it relates to EMS Technologies Canada, Ltd., is based solely on the report of the other auditors.

Our report refers to changes in the method of accounting for goodwill and other intangible assets in 2002 and for derivative instruments and hedging activities in 2001.


                                                          KPMG LLP

Atlanta, Georgia
March 20, 2003